Exhibit 99.1
COINMACH SERVICE CORP. ANNOUNCES AMENDMENT AND SUPPLEMENT
TO CASH TENDER OFFER FOR OUTSTANDING DEBT SECURITIES
Plainview, N.Y. (January 17, 2006) – Coinmach Service Corp. (AMEX: “DRY”) (the “Company”) announced today that it has amended and supplemented its previously announced cash tender offer (the “Tender Offer”) for all of its outstanding 11% Senior Secured Notes due 2024 (the “Notes”). The Tender Offer commenced on January 5, 2006 and includes a related consent solicitation to amend the indenture governing the Notes (the “Proposed Amendments”). The Tender Offer is scheduled to expire on February 3, 2006.
Pursuant to the Amendment and Supplement to Offer to Purchase and Consent Solicitation Statement (the “Amended and Restated Statement”) dated January 17, 2006, the Company has amended and supplemented the Offer to Purchase and Consent Solicitation Statement (the “Original Statement”) dated January 5, 2006 (and the letter of transmittal and other materials initially delivered in connection with the Tender Offer), as follows:
•	the deadline for holders who validly tender (and do not withdraw) their Notes and validly deliver (and do not revoke) their consents to receive an early tender premium has been extended to 9:00 A.M., New York City time, on January 25, 2006 (the “Early Tender Payment Deadline”);

•	the minimum aggregate principal amount of Notes that must be tendered (and not withdrawn) as a condition to completion of the Tender Offer (the “Minimum Tender Condition”) has been reduced to $30.0 million from $70.0 million;

•	by virtue of extending the Early Tender Payment Deadline, the date on and after which holders may not, subject to limited exceptions, withdraw previously tendered Notes and revoke previously delivered consents has been extended to no earlier than the Early Tender Payment Deadline;

•	the condition to completion of the Tender Offer that the Company receive the requisite consents to adopt the Proposed Amendments has been eliminated; and

•	the pro forma financial consolidated capitalization table and pro forma consolidated financial data set forth in the Original Statement has been revised to reflect the reduced Minimum Tender Condition.
Jefferies & Company, Inc. is acting as the exclusive dealer manager and consent solicitation agent for the Tender Offer. Copies of the Original Statement and the Amended and Supplemented Statement may be obtained from, and questions regarding the Tender Offer and the consent solicitation may be directed to, the information agent, MacKenzie Partners, Inc., which can be reached at (212) 929-5500 (collect) and toll-free at (800) 322-2885.
This press release is for informational purposes only and is not an offer to purchase or a solicitation of an acceptance of the offer to purchase with respect to any Notes. The offer or solicitation may be made only pursuant to the terms of the Original Statement, as amended and supplemented by the Amended and Supplemented Statement, and the related letter of transmittal.
About Coinmach Service Corp.
Coinmach Service Corp., through its operating subsidiaries, is a leading supplier of outsourced laundry equipment services for multi-family housing properties in North America. The Company’s core business involves leasing laundry rooms from building owners and property management companies, installing and servicing laundry equipment and collecting revenues generated from laundry machines.
This press release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions, including the ability to satisfy the conditions to consummate the tender offer. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. These risks are described in the Company’s filings with the Securities and Exchange Commission (the “SEC”) over the last 12 months, copies of which are available from the SEC or may be obtained from the Company.
Contact:
Coinmach Service Corp.
Robert M. Doyle, 516-349-8555